ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-156695

Dated May 23, 2011

Grow your potential with next generation commodity

investments: ETRACS CMCI ETNs.

Take advantage of a highly efficient way to invest in commodities through an exchange traded note.

ETRACS CMCI ETNs let you invest across the commodities futures curve.

They are designed to offset the effects of contango and drive performance.

Historically lower volatility and greater correlation to spot commodity prices compared to first generation commodity indexes. And, upside potential.

ETRACS CMCI TR	–	Ticker:	UCI
ETRACS CMCI Agriculture TR	–	Ticker:	UAG
ETRACS CMCI Energy TR	–	Ticker:	UBM
ETRACS CMCI Food TR	–	Ticker:	FUD
ETRACS CMCI Gold TR	–	Ticker:	UBG
ETRACS CMCI Industrial Metals	–	Ticker:	UBM
ETRACS CMCI Livestock TR	–	Ticker:	UBC
ETRACS CMCI Long Platinum TR	–	Ticker:	PTM
ETRACS CMCI Short Platinum ER	–	Ticker:	PTD
ETRACS CMCI Silver TR	–	Ticker:	USV

1.877.387.2275         etracs@ubs.com         ubs.com/etracs

We will not rest

An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal. We urge you to read the more detailed explanation of risks in the “Risk Factors” section of the applicable prospectus supplement for the ETRACS ETNs. UBS AG has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-800-722 7370). This communication is issued by UBS AG or an affiliate thereof (“UBS”). In the U.S., it is issued by UBS Securities LLC, member FINRA, NYSE and SIPC. To the extent permitted by law, UBS does not accept any liability arising from the use of this communication.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. Patent pending. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.